1505 Tyrell Lane, Boise, ID 83706
Tel: 208.424.1027	Fax: 208.424.1030

TRADING SYMBOLS:	July 19, 2010
In the United States: NYSE Amex: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL INITIATES $30 MILLION VENDOR FINANCED
CONSTRUCTION AGREEMENT FOR SAN EMIDIO

Boise, Idaho – July 19, 2010 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc., a renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that it has entered into an agreement for the engineering procurement and construction of a new 8.6 net megawatt (“MW”) modular binary cycle power plant at its San Emidio project.

TAS Energy Inc. of Houston, Texas through a FORTUNE 500® engineering, procurement and construction company (“EPC Contractor”) will manufacture the plant. The agreement calls for the EPC Contractor to provide a non-recourse project loan for the $30 million construction capital together with an Engineering, Procurement and Construction services contract for Phase 1 of the San Emidio project in northern Nevada. The construction loan is expected to be repaid with long term financing from available sources such as the Section 1705 loan guarantee program from the U.S. Department of Energy (“DOE”) which we expect to apply for in the near future. Under the terms of the agreement, the parties have established an exclusivity period during which final terms and conditions of certain definitive agreements will be negotiated.

“This is a fully financed, turnkey engineering, procurement and construction arrangement,” said Daniel Kunz, President and CEO of U.S. Geothermal Inc. “We are excited to get construction started this year, which will insure that our 35 net MW San Emidio development project qualifies for the special 30% Investment Tax Credit cash grant.”

The project will construct a new water-cooled binary cycle power plant with an estimated output of 8.6 net MW of renewable baseload electricity. No well drilling is required for Phase 1 since production and injection wells are currently in use by the existing San Emidio power plant which will be replaced with the new plant. The anticipated Phase 1 commercial operations date is 4th quarter of 2011.

The $200 million San Emidio project is a planned two-phase development. The $30 million Phase 1 is planned at 8.6 MWs net and the $170 million Phase 2 is planned at 26.4 MWs net. Phase 2 is expected to be completed in late 2013, subject to satisfactory completion of new well drilling, a transmission upgrade and obtaining the required permits. Phase 2 reservoir resource expansion efforts are already underway using funding assistance from a $3.77 million DOE Innovative Exploration Grant awarded to U.S. Geothermal in 2009. Approximately 3 MWs of the Phase 1’s output is sold through 2017 under the terms of an existing power purchase agreement (“PPA”) with Sierra Pacific, a subsidiary of NV Energy. U.S. Geothermal Inc. is currently negotiating with a number of interested parties for a new 35 MW PPA for the project.

About U.S. Geothermal Inc.:

U.S. Geothermal Inc. is a renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. USG Oregon has an approved power purchase agreement with Idaho Power Company and has received a conditional commitment for a

Website: www.usgeothermal.com	NYSE Amex: HTM	TSX: GTH

$102.2 million loan through the Department of Energy Section 1703 loan guarantee program for the development and construction of the Neal Hot Springs project.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Please visit our Website at: www.usgeothermal.com
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated development of San Emidio, including financing, megawatt output and schedule. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, completion of the definitive agreements with vendors, application for and approval of long-term financing from the DOE. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com